Exhibit 2.1

PLAN OF CONVERSION

OF

RELIANT PHARMACEUTICALS, LLC

INTO

RELIANT PHARMACEUTICALS, INC.

This PLAN OF CONVERSION (this “Plan”), dated as of March 30, 2004, is hereby adopted and approved by RELIANT PHARMACEUTICALS, LLC, a Delaware limited liability company (“Reliant-LLC”), in order to set forth the terms, conditions and procedures governing the conversion of Reliant-LLC into a Delaware corporation pursuant to Section 18-216 of the Delaware Limited Liability Company Act (as amended, the “LLC Act”) and Section 265 of the Delaware General Corporation Law (as amended, the “Corporation Law”).

WHEREAS, Reliant-LLC is a limited liability company formed and existing under the laws of the State of Delaware;

WHEREAS, the internal affairs of Reliant-LLC and the conduct of its business are governed by that certain Third Amended and Restated Limited Liability Company Operating Agreement of Reliant Pharmaceuticals, LLC, dated as of September 25, 2003 (the “LLC Agreement”);

WHEREAS, pursuant to Section 13.1 of the LLC Agreement, the Board of Managers of Reliant-LLC (the “LLC Board”) may authorize the conversion of Reliant-LLC into a corporation;

WHEREAS, the LLC Board has determined that it is in the best interests of Reliant-LLC and its members for Reliant-LLC to convert into a Delaware corporation pursuant to Section 18-216 of the LLC Act and Section 265 of the Corporation Law upon the terms and conditions and in accordance with the procedures set forth herein, and the LLC Board has authorized and approved the Conversion and the execution, delivery and filing of any and all instruments, certificates and documents necessary or desirable in connection therewith;

WHEREAS, pursuant to Section 7.10(b) of the LLC Agreement, the holders of at least 80% of the outstanding Series D Preferred Units of Reliant-LLC have approved the Certificate of Incorporation of the Delaware corporation and terms of the Series D Preferred Stock to be issued in connection with the conversion as required pursuant to Section 7.10(b)(ii) of the LLC Agreement;

WHEREAS, on October 27, 2003, the Internal Revenue Service approved Reliant-LLC’s election to be taxed as a corporation for federal income tax purposes, effective June 29, 2003, in accordance with Treasury Regulation Section 301.7701-3(c); and

WHEREAS, on December 9, 2003, the Federal Trade Commission granted Reliant-LLC’s request for early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

NOW, THEREFORE, Reliant-LLC does hereby adopt this Plan to effectuate the conversion of Reliant-LLC into a Delaware corporation as follows:

1. Conversion; Effect of Conversion. Upon and subject to the terms and conditions of this Plan and pursuant to the relevant provisions of the LLC Act and the Corporation Law, including, without limitation, Section 18-216 of the LLC Act and Section 265 of the Corporation Law, respectively, Reliant-LLC shall convert (referred to herein as the “Conversion”) into a Delaware corporation named “Reliant Pharmaceuticals, Inc.” (referred to herein as “Reliant-CORP”) at the Effective Time (as defined below). Reliant-CORP shall thereafter be subject to all of the provisions of the Corporation Law, except that notwithstanding Section 106 of the Corporation Law, the existence of Reliant-CORP shall be deemed to have commenced on the date the Reliant-LLC commenced (or is deemed to have commenced) its existence. The Conversion shall not be deemed to affect any obligations or liabilities of Reliant-LLC incurred prior to the Effective Time or the personal liability of any person incurred prior thereto. Reliant-LLC shall not be required to wind up its affairs or pay its liabilities and distribute its assets, and the Conversion shall not be deemed to constitute a dissolution of Reliant-LLC and shall constitute a continuation of the existence of the Reliant-LLC in the form of a Delaware corporation. Upon the Effective Time, all of the rights, privileges and powers of Reliant-LLC, and all property and all debts due to Reliant-LLC, as well as all other things and causes of action belonging to Reliant-LLC, shall be vested in Reliant-Corp and shall thereafter be the property of Reliant-Corp as they were of Reliant-LLC, and all rights of creditors and all liens upon any property of Reliant-LLC shall be preserved unimpaired, and all debts, liabilities and duties of Reliant-LLC shall thereafter attach to Reliant-Corp and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it.

2. Certificate of Conversion; Reliant-CORP Charter Documents; Effective Time. Following receipt by Reliant-LLC of executed signature pages to the Stockholders’ Agreement (as defined below) from holders of at least seventy-five percent (75%) of the issued and outstanding units of Reliant-LLC, the Conversion shall be effected by the filing with the Secretary of State of Delaware of: (a) a duly executed Certificate of Conversion, substantially in the form of Exhibit A attached hereto (the “Certificate of Conversion”), and (b) a duly executed Certificate of Incorporation of Reliant-CORP, substantially in the form of Exhibit B attached hereto (the “Certificate of Incorporation”) and Certificate of Designations, Preferences and Rights of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, substantially in the form of Exhibit C attached hereto (the “Certificate of Designations” and, together with the Certificate of Incorporation, the “Reliant-CORP Charter Documents”). Subject to the foregoing, the Conversion shall be effective upon the filing of (i) the Certificate of Conversion and (ii) the Reliant-Corp Charter Documents with the Secretary of State of the State of Delaware and, as provided in the Certificate of Conversion, the Conversion shall become effective at 12:00 a.m., Eastern Standard Time, on April 1, 2004 (the “Effective Time”).

3. Governance and Other Matters Related to Reliant-CORP.

(a) By-Laws. At the Effective Time, the By-Laws of Reliant-CORP shall be as set forth in Exhibit D attached hereto (the “By-Laws”), and shall be adopted as such by the Board of Directors of Reliant-CORP.

(b) Stockholders’ Agreement. In addition to the Reliant-CORP Charter Documents and By-Laws, the internal affairs of Reliant-CORP and the conduct of its business

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shall also be governed by a Stockholders’ Agreement, substantially in the form of Exhibit E attached hereto (the “Stockholders’ Agreement”), which shall be effective at the Effective Time. The Stockholders’ Agreement shall be executed by each of the former members of Reliant-LLC as contemplated by Section 13.1 of the LLC-Agreement and each such former member shall deliver an executed signature page (the “Stockholders’ Agreement Signature Page”) prior to receiving certificates evidencing the shares to which such former member is entitled to receive in connection with the Conversion pursuant to Section 4(e) of this Plan. In the event that any such former member does not deliver a duly executed Stockholders’ Agreement Signature Page to Reliant-CORP prior to the Effective Time (or such other time as may be determined by Reliant-CORP) (such member referred to herein as a “Defaulting Member”), then Reliant-CORP may take any and all actions it deems necessary or appropriate to ensure that the shares of stock of Reliant-CORP to be delivered to such Defaulting Member have substantially the same rights, preferences and obligations as were applicable to such Defaulting Member’s units in Reliant-LLC and as are applicable to the other stockholders of Reliant-CORP holding similar securities, including, without limitation, initiating an arbitration under Section 12.6 of the LLC Agreement to compel the Defaulting Member to comply with its obligations under Section 13.1 thereof.

(c) Directors and Officers. The directors and officers of Reliant-CORP immediately after the Effective Time shall be those individuals who were serving as managers and officers, respectively, of Reliant-LLC, as stated on Exhibit F attached hereto. Reliant-LLC and, after the Effective Time, Reliant-CORP and its Board of Directors shall take such actions to cause each of such individuals to be appointed as a director and/or officer, as the case may be, of Reliant-CORP.

(d) Equity Incentive Plan. At the Effective Time and subject to the terms and conditions of this Plan, (i) the Reliant Pharmaceuticals, LLC Equity Incentive Plan (the “LLC Equity Plan”) shall automatically terminate and no further equity rights will be eligible to be granted thereunder, (ii) Reliant-CORP shall adopt the Reliant Pharmaceuticals, Inc. 2004 Equity Incentive Plan (the “CORP Equity Plan”), and (iii) Reliant-CORP shall reserve an aggregate of 1,343,600 shares of Common Stock for issuance under the CORP Equity Plan plus any shares subject to options granted under the LLC Equity Plan which are forfeited or unexercised at the expiration of their term. The effect of the Conversion upon the awards outstanding under the LLC Equity Plan immediately prior to the Effective Time is addressed in Section 4(c) of this Plan.

(e) Unit Appreciation Rights Plan. At the Effective Time and subject to the terms and conditions of this Plan, (i) the Reliant Pharmaceuticals, LLC Unit Appreciation Rights Plan (the “LLC UAR Plan”) shall automatically terminate and no further awards will be eligible to be granted thereunder, and (ii) Reliant-CORP shall adopt the Reliant Pharmaceuticals, Inc. Stock Appreciation Rights Plan. The effect of the Conversion upon the awards outstanding under the LLC UAR Plan immediately prior to the Effective Time is addressed in Section 5 of this Plan.

4. Effect of the Conversion on the Equity Securities of Reliant-LLC. Subject to the terms and conditions of this Plan, at the Effective Time, automatically by virtue of the Conversion and without any further action on the part of Reliant-LLC, Reliant-CORP or any equityholder thereof, the common and preferred units of Reliant-LLC (collectively “Units”) and rights to acquire Units shall be converted as follows:

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(a) Conversion of Common Units.

(i) Each issued and outstanding Class One Common Unit of Reliant-LLC (collectively, the “Common Units”) shall automatically, without any further action on the part of the holder or the payment of any additional consideration, convert into one (1) validly issued, fully paid and nonassessable share of Reliant-CORP common stock, par value $0.01 per share (the “Common Stock”). All such shares of Common Stock will be duly issued, fully paid and nonassessable. Following the Effective Time, all Common Units of Reliant-LLC shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a Common Unit immediately prior to the Effective Time shall cease to have any rights with respect thereto, except the right to receive shares of the Common Stock as provided herein.

(ii) Each issued and outstanding Common Unit that is subject to repurchase and vesting restrictions pursuant to the LLC Equity Incentive Plan and/or restricted unit agreements immediately prior to the Effective Time (the “Restricted Units”) shall automatically convert into shares of Common Stock pursuant to Section 4(a)(i) which shall remain subject to the repurchase and vesting restrictions applicable to the Restricted Units in effect immediately prior to the Effective Time (such shares, the “Restricted Shares”). Following the Effective Time, Reliant-CORP shall hold the Restricted Shares in escrow and each owner of Restricted Shares shall enter into an escrow agreement with Reliant-CORP, which escrow shall apply to the Restricted Shares until the repurchase and vesting restrictions on such Restricted Shares have lapsed.

(b) Preferred Units. Each issued and outstanding Series A Preferred Unit, Series B Preferred Unit, Series C Preferred Unit and Series D Preferred Unit of Reliant-LLC (collectively, the “Preferred Units”) shall automatically, without any further action on the part of the holder or the payment of any additional consideration, convert into one (1) validly issued, fully paid and nonassessable share of Reliant-CORP Series A preferred stock, Series B preferred stock, Series C preferred stock and Series D preferred stock, respectively, the par value of each of which shall be $0.01 per share and each of which shall have the rights, powers and preferences set forth in the Certificate of Designations (collectively, the “Preferred Stock” and, together with the Common Stock, the “Capital Stock”). All such shares of Preferred Stock will be duly issued, fully paid and nonassessable. Following the Effective Time, all Preferred Units of Reliant-LLC shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a Preferred Unit immediately prior to the Effective Time shall cease to have any rights with respect thereto, except the right to receive shares of the applicable series of Preferred Stock as provided herein.

(c) Conversion of Options to Purchase Common Units. Each option to purchase Common Units (the “Options”) outstanding immediately prior to the Effective Time under the LLC Equity Incentive Plan, whether or not then exercisable, shall continue to be outstanding according to the terms and conditions as set forth in the LLC Equity Plan and any option agreements thereunder in effect immediately prior to the Effective Time, except that each

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such Option shall automatically be exercisable (or will become exercisable in accordance with its terms) for that number of shares of Common Stock equal the number of Common Units that were issuable upon exercise of such Option immediately prior to the Effective Time.

(d) Conversion of Warrants to Purchase Common Units. Each warrant to purchase Common Units (the “Warrants”) outstanding immediately prior to the Effective Time will, whether or not then exercisable, continue to have, and be subject to, the same terms and conditions as set forth in the applicable Warrant as in effect immediately prior to the Effective Time, except that (i) each such Warrant shall automatically be exercisable (or will become exercisable in accordance with its terms) for that number of shares of Common Stock equal to the number of Common Units that were issuable upon exercise of such Warrant, and (ii) the terms of such Warrant shall be modified to the extent necessary to reflect the Conversion from a limited liability company to a corporation and that such Warrant will be exercisable for shares of Common Stock and not Common Units. Following the Effective Time, Reliant-CORP shall deliver to each holder of Warrants such agreements, documents and other instruments as it may deem necessary or desirable to evidence the conversion of the Warrants pursuant to the Conversion and this Section 4(d).

(e) Exchange of Units for Stock Certificates. Promptly following the Effective Time, subject to Reliant-CORP’s receipt of a Stockholders’ Agreement Signature Page from each record holder of Units immediately prior to the Conversion as contemplated by Section 3(b) hereof, Reliant-CORP shall deliver to each such record holder of Units one or more certificates representing that number of shares of Common Stock and/or Preferred Stock into which such holder’s Units were converted pursuant to the Conversion and the provisions of this Section 4 as the holder thereof may direct. Notwithstanding the foregoing, certificates for shares of Restricted Stock into which the Restricted Units were converted shall be separately certificated (in the name of the respective holder thereof) and held by Reliant-CORP until the applicable vesting date thereof; provided, however, that (i) certificates for all shares of Common Stock or Preferred Stock issued in exchange for Units subject to the provisions of any Collateral Assignment Agreement executed by such holder related to loans shall be separately certificated (in the name of the respective holder thereof) and held either by Reliant-CORP (in the case of collateral assignments in favor of Reliant-CORP) or delivered by Reliant-CORP to be the applicable third-party lender (in the case of collateral assignments in favor of third-party lenders), in each case to be held until the applicable loan repayment has occurred, and (ii) certificates subject to an escrow agreement between any holder and Reliant-CORP with respect to Restricted Shares shall be held by Reliant-CORP pursuant to the terms of such escrow agreement and none of any such certificates shall be delivered to the record holder thereof until such vesting date or loan repayment date; provided, further, that, with respect to any such shares held by Reliant-CORP, Reliant-CORP shall, upon request by the applicable holder, (x) deliver to such holder certificates representing vested shares of Common Stock to permit dispositions thereof in connection with repayment of any such loans, and (y) release its lien on such shares to the extent necessary to permit such holder to sell such shares; provided, that the net proceeds of such sale shall be remitted to Reliant-CORP in payment of all or a portion of such loan). Except for the Restricted Units and the Units subject to the Collateral Assignment Agreements as described in the prior sentence, a certificate representing the proper number of shares of Common Stock into which the Units were converted into pursuant to the Conversion and this Section 4 shall only be issued to the person in whose name such Units were registered immediately prior to the

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Conversion. Until all shares of Common Stock and Preferred Stock are delivered in accordance with this Section 4(e), each Unit shall be deemed at any time after the Effective Time to represent only the right to receive shares of Common Stock or Preferred Stock, as applicable, into which such Unit was converted pursuant to the Conversion and this Section 4.

(f) No Further Ownership Rights in Units. All shares of Capital Stock issued in exchange for Units pursuant to the Conversion in accordance with the terms of this Section 4 shall be deemed to have been issued in full satisfaction of all rights pertaining to the Units under the LLC Agreement. After the Effective Time, there shall be no further registration of transfers on the transfer books of Reliant-LLC of the Units that were outstanding immediately prior to the Effective Time.

5. Effect of the Conversion on Unit Appreciation Rights of Reliant-LLC. Subject to the terms and conditions of this Plan, at the Effective Time, automatically by virtue of the Conversion and without any further action on the part of Reliant-LLC, Reliant-CORP or any holder of unit appreciation rights (“UARs”) under the LLC UAR Plan, each UAR outstanding immediately prior to the Effective Time under the LLC UAR Plan will, whether or not then exercisable, continue to be outstanding according to the terms and conditions as set forth in the LLC UAR Plan and any UAR agreements thereunder in effect immediately prior to the Effective Time, except that each such UAR shall automatically be adjusted to reflect that the appreciation is by reference to the value of the Common Stock and not the value of the Common Units.

6. Filings, Licenses, Permits, Titled Property, Etc. As applicable, following the Effective Time, Reliant-Corp shall apply for new state tax identification numbers, qualifications to conduct business (including as a foreign corporation), licenses, permits and similar authorizations on its behalf and in its own name in connection with the Conversion and to reflect the fact that it is a corporation. As required or appropriate, following the Effective Time, all real, personal or intangible property of Reliant-LLC which was titled or registered in the name of Reliant-LLC (including, without limitation, FDA registrations, patents, trademarks and aircraft interests) shall be re-titled or re-registered, as applicable, in the name of Reliant-CORP by appropriate filings and/or notices to the appropriate parties (including, without limitation, any applicable governmental agencies). In addition, following the Effective Time, Reliant-LLC’s customer, vendor and investor communications (e.g., business cards, letterhead, websites, etc.) shall be revised to reflect the Conversion and Reliant-CORP’s corporate status.

7. Further Assurances. If, at any time after the Effective Time, Reliant-CORP shall determine or be advised that any deeds, bills of sale, assignments, agreements, documents or assurances or any other acts or things are necessary, desirable or proper, consistent with the terms of this Plan, (a) to vest, perfect or confirm, of record or otherwise, in Reliant-CORP its right, title or interest in, to or under any of the rights, privileges, immunities, powers, purposes, franchises, properties or assets of Reliant-LLC, or (b) to otherwise carry out the purposes of this Plan, Reliant-CORP and its proper officers and directors (or their designees), are hereby authorized to solicit in the name of Reliant-LLC any third-party consents or other documents required to be delivered by any third-party, to execute and deliver, in the name and on behalf of Reliant-LLC all such deeds, bills of sale, assignments, agreements, documents and assurances and do, in the name and on behalf of Reliant-LLC, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, immunities, powers, purposes, franchises, properties or assets of Reliant-LLC and otherwise to carry out the purposes of this Plan.

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8. Implementation and Interpretation; Termination and Amendment. This Plan shall be implemented and interpreted, prior to the Effective Time, by the LLC Board and, following the Effective Time, by the Board of Directors of Reliant-CORP, (a) each of which shall have full power and authority to delegate and assign any matters covered hereunder to any other party(ies), including, without limitation, any officers of Reliant-LLC or Reliant-CORP, as the case may be, and (b) the interpretations and decisions of which shall be final, binding, and conclusive on all parties. The LLC Board or the Board of Directors of Reliant-CORP, as applicable, at any time and from time to time, may terminate, amend or modify this Plan.

9. Third Party Beneficiaries. This Plan shall not confer any rights or remedies upon any person or entity other than as expressly provided herein

10. Severability. Whenever possible, each provision of this Plan will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Plan is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Plan.

11. Governing Law. This Plan shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the conflict of laws provisions thereof.

Signature page follows.

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IN WITNESS WHEREOF, Reliant Pharmaceuticals, LLC has caused this Plan to be executed by its duly authorized representative as of the date first stated above.

RELIANT PHARMACEUTICALS, LLC

By:	/s/ Joseph J. Krivulka
Name:	Joseph J. Krivulka
Title:	President

Exhibit A

Certificate of Conversion

[Intentionally Omitted]

Exhibit B

Certificate of Incorporation

[Intentionally Omitted]

Exhibit C

Certificate of Designations

[Intentionally Omitted]

Exhibit D

Bylaws

[Intentionally Omitted]

Exhibit E

Stockholders’ Agreement

[Intentionally Omitted]

Exhibit F

Directors and Officers of Reliant Pharmaceuticals, Inc.

immediately following the Effective Time

[Intentionally Omitted]